Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Second Quarter Earnings Call

Executives

Nicholas Schorsch, Jr. - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's second quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our second quarter 2025 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Nick Schorsch, Jr., American Strategic Investment Company's Chief Executive Officer, and Michael LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the second quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2024, filed on March 19, 2025, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Nick Schorsch, Jr., Chief Executive Officer. Please go ahead, Nick.

Nicholas Schorsch, Jr.

Thanks, Curtis. Good morning and thank you all for joining us. Our second quarter results were largely in line with the first quarter, with occupancy flat at 82.0%, and continued focus on leasing up available space.

We remain committed to operating and creating value at our current assets, with a focus on tenant retention, property improvements, and cost efficiency. During the quarter, we executed two lease renewals, one each at 123 William and 1140 Avenue of the Americas, extending the weighted-average remaining lease term of the portfolio to 6.0 years at quarter end. As a result of our leasing progress, we have reduced near-term lease expirations to only 7% of Annualized Straight-Line Rent from 12% at the end of last quarter. Further, 54% of our leases now extend beyond 2030, up from 51% last quarter. We believe that this term, coupled with a high-quality tenant base featuring top 10 tenants who are 77% investment grade or implied investment grade, provides significant portfolio stability.

As a key part of our strategy to unlock value, diversify our holdings, and strengthen our balance sheet, we are continuing to market 123 William Street and 196 Orchard for sale. Assuming we can sell these properties on favorable terms, upon closing, we expect to use the net proceeds to retire debt and reinvest in higher-yielding assets to enhance our long-term portfolio value.

Our $440 million, approximately 1.0 million square foot New York City real estate portfolio is located primarily in Manhattan. With six office and retail properties, we benefit from a strong tenant base that includes large investment-grade firms. By focusing on resilient industries near transit-oriented locations, we believe the portfolio is well positioned.

With that, I'll turn it over to Michael LeSanto to go over the second quarter results. Michael?

Michael LeSanto

Thank you, Nick. Second quarter 2025 revenue was $12.2 million compared to $15.8 million in the second quarter of 2024, principally due to the sale of 9 Times Square in the fourth quarter of 2024. The company's GAAP net loss attributable to common stockholders was $41.7 million in the second quarter of 2025, compared to a net loss of $91.9 million in the second quarter of 2024 due primarily to an impairment recorded in the quarter related to the sale of 9 Times Square.

For the second quarter of 2025, Adjusted EBITDA was $0.4 million, compared to $4.5 million in the second quarter of 2024. Cash net operating income was $4.2 million, compared to $7.4 million in the second quarter of 2024.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental on our website.

Additionally, during the second quarter the lender for 1140 Avenue of the Americas commenced foreclosure proceedings with respect to the property. As further updates on this process become available we will share them with you.

I'll now turn the call back to Nick for some closing remarks.

Nicholas Schorsch, Jr.

Thank you, Michael. Our ongoing sale process of select Manhattan properties represents a deliberate strategy designed to unlock substantial capital while reducing our debt burden. If consummated on the anticipated terms, we believe the proceeds from these potential sales would provide essential funding to pursue new investment opportunities with superior returns compared to the assets in our current portfolio. We view this repositioning as fundamental to maximizing shareholder returns and will provide regular updates on our progress.

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